Exhibit 10

CONSOLIDATED EDISON, INC.

Restricted Stock Unit Agreement

This Agreement (the “Agreement”) is entered into as of August 1, 2005 between Consolidated Edison, Inc. (the “Company”) and Stephen B. Bram (the “Employee”).

This Agreement allocates Restricted Stock Units (the “Units”) to the Employee under the Consolidated Edison, Inc. Long Term Incentive Plan (the “Plan”) as follows:

Number	Vesting Date
15,800 Units	December 31, 2007

This Award is subject to the terms and conditions set forth in this Agreement and the Plan. The terms of this Award are subject in all respects to the provisions of the Plan, which are incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

Each Unit shall represent the right, upon vesting, to receive one Share of Stock, the cash value of one Share of Stock, or a combination thereof. The cash value of a Unit shall equal the closing price of a Share of Stock in the Consolidated Reporting System as reported in the Wall Street Journal or in a similarly readily available public source for the trading day immediately prior to the applicable transaction date. If no trading of Shares of Stock occurred on such date, the closing price of a Share of Stock in such System as reported for the preceding day on which sales of Shares of Stock occurred shall be the cash value of a Unit.

Consequences of Separation from Service and Death. In the event of that the Employee dies or the Employee Separates from Service with the Company or its subsidiaries prior to the vesting date, the Employee’s rights under this Agreement shall be as set forth below:

a.	If the Employee’s Separation from Service occurs other than by reason of termination of employment by the Company without Cause, the Employee’s death or the Employee’s disability prior to the vesting date, the Employee’s Award shall be completely forfeited.

b.	If the Employee dies prior to the vesting date, his or her Award shall be prorated based on the actual period of service from the date of grant to the date of the Employee’s death. The Employee’s beneficiaries or the Employee’s estate, as the case may be, shall receive the Award as soon as administratively practicable following the Employee’s death.

c.	If the Employee’s Separation from Service occurs by reason of disability, then his or her Award shall be prorated based on the Employee’s actual period of service from the date of grant to the date of the Employee’s disability. The Employee, or if the Employee is legally incapacitated, the Employee’s beneficiaries, shall receive the Award as soon as administratively practicable following the Employee’s disability.

d.	If the Employee’s separation from service occurs as a result of the Company’s termination of the Employee’s employment without Cause, the Units shall fully vest and be paid out as soon as practicable after the Employee’s termination of employment.

2. Form of Payout. The Units will be paid in a single lump sum, either in Shares of Stock, in cash, or a combination thereof.

3. Dividend or Dividend Equivalent Payments.

a.	No dividend or Dividend Equivalent payments will be made until the Units vest.

b.	If the Employee receives Shares of Stock at the time his or her Units vest, he or she shall be entitled to receive dividends on the Shares of Stock when the dividends are paid.

c.	If at the time of vesting, the Employee receives a cash payment, he or she will not receive any Dividend Equivalent payments.

d.	Dividend Equivalent payments are made on the Dividend Payment Date, which is the date the Company pays any dividend on outstanding Shares of Stock based on the number of Units owned by the Employee as of the record date for such dividend.

4. No Right to Continued Employment. Nothing contained in this Agreement shall confer on the Employee any right to continue in the employ of the Company or its subsidiaries or shall limit the Company’s rights to terminate the Employee at any time, provided, however, that nothing in this Agreement shall affect any other contractual rights existing between the Employee and the Company or its subsidiaries.

5. Leave of Absence. If the Employee is officially granted a leave of absence for illness, military or governmental service or other reasons by the Company or its subsidiaries, for purposes of this Award, such leave of absence shall not be treated as a Separation from Service.

6. Payment. Once the Units vest, the Company shall pay, as soon as administratively possible, the Employee (a) the cash value of the Shares of Stock represented by the Units, (b) the Shares of Stock, or (c) a combination of cash and Shares of Stock. Prior to vesting, the Units represent an unfunded and unsecured promise to pay the Employee the cash value of Shares of Stock upon vesting thereof.

7. Transferability. Except as may otherwise be authorized by the Committee in accordance with the Plan, this Award shall not be transferable other than by will or the laws of descent and distribution. Any attempted transfers shall be null and void and of no effect.

8. Tax Withholding. The Company may make such provision and take such steps as it deems necessary or appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with this Award.

9. Miscellaneous. The Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of New York, and any applicable laws of the United States of America; (c) may not be amended except in writing; and (d) shall in no way affect the Employee’s participation or benefits under any other plan or benefit program maintained or provided by the Company. In the event of a conflict between this Agreement and the Plan, the terms and conditions of the Plan shall govern.

10. Acknowledgement. The Employee acknowledges that he or she may request a copy of the Plan from the Company’s Secretary at any time.

11. Definition of Cause. “Cause” shall mean: (a) willful and continued failure by the Employee to substantially perform his or her duties or (b) the conviction of the Employee of a felony or the entering by the Employee of a plea of nolo contendere to a felony, in either case having a significant adverse effect on the business and affairs of the Company.

This Agreement has been executed by the undersigned:

CONSOLIDATED EDISON, INC.

By:	/s/ Claude Trahan	By:	/s/ Stephen B. Bram
Name:	Claude Trahan		Stephen B. Bram
Title:	Vice President